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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)      October 1, 2004

MedCath Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-33009	56-2248952

(Commission File Number)	(IRS Employer Identification No.)

10720 Sikes Place, Suite 300	28277

(Address of Principal Executive Offices)	(Zip Code)

(704)708-6600

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Effective October 1, 2004, Gary S. Bryant, CPA, was appointed principal accounting officer of MedCath Corporation (“MedCath”). Mr. Bryant joined MedCath on September 20, 2004 as vice president and controller. MedCath’s former chief accounting officer, David W. Perry, has been appointed chief financial officer of MedCath’s hospital division.

From September 2003 until joining MedCath, Mr. Bryant served as the corporate controller of Metromedia International Group, Inc., a publicly traded holding company owning interests in Russian and European communications and media businesses. From August 2000 to August 2003, he served as controller of Microwave Data Systems, Inc., a manufacturer of wireless networking equipment. From June 1998 to June 2000, Mr. Bryant served as an accounting manager with Veeco Instruments, Inc. (“Veeco”), a manufacturer of process equipment for the semiconductor and data storage industries. He served as assistant controller of Veeco from June to August 2000. Prior to entering private industry, Mr. Bryant was an auditor with PricewaterhouseCoopers LLP. He is 34 years old.

Mr. Bryant entered into an employment agreement with MedCath which provides for an annual base salary in the amount of $115,000, eligibility for an annual bonus of up to 20% of his base salary, and participation in employee benefit programs generally available to similarly situated employees of MedCath. The employment agreement also contains customary confidentiality, non-disclosure, and non-competition provisions and provides salary continuation for up to three months in the event that his employment is terminated without cause.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDCATH CORPORATION

Date: October 4, 2004	By:	/s/ James E. Harris

James E. Harris Executive Vice President and Chief Financial Officer

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